Exhibit (a)(1)(xi)
The following spreadsheet is for use by Optionees in analyzing potential hypothetical outcomes with respect to a particular Eligible Option. The Optionee can input the specific terms from an Eligible Option and an assumed closing stock price for Lakes Entertainment, Inc. common stock as of the Expiration Date (which will be the exercise price of Replacement Options). In considering your decision whether or not to tender an Eligible Option, we urge you to consider that (i) you will not know the actual closing stock price (and resulting number of Replacement Options) until the close of trading on the Expiration Date and (ii) Replacement Options will have a renewed vesting period, all as more fully detailed in the Offering Memorandum and related materials to which this tool is attached as an Exhibit.
Lakes Entertainment
Option exchange

ELIGIBLE OPTION GRANT DATE (1)	[Insert Date from Eligible Option]
EXCHANGE DATE – (FIXED DATE)	9/22/2009
STOCK PRICE (2)	$[Insert assumed price]
ELIGIBLE OPTION EXERCISE PRICE (3)	$[Insert Price from Eligible Option]
REMAINING TERM – (CALCULATES AUTOMATICALLY)	____________
# OF OPTIONS ELIGIBLE FOR EXCHANGE (4)	[Insert Number from Eligible Option]
# OF ESTIMATED SHARES AFTER EXCHANGE – (CALCULATES AUTOMATICALLY)	____________
Instructions:
To run the calculation:

(1) enter the Eligible Option Grant Date;
(2) enter an assumed stock price as of the Expiration Date of the Offer (9/22/09, unless extended by the Company) of Lakes Entertainment, Inc., (traded on the NASDAQ Global Market under the symbol: LACO);
(3) enter the Eligible Option Exercise Price;

(4) enter the number of options eligible for the Exchange for the particular grant.
Once all of the above variables have been input, the estimated number of shares after the Exchange will calculate automatically, utilizing an exchange ratio based on the Black-Scholes valuation model (and the Company’s assumed variables under such model) for both the Eligible Option and the Replacement Option. Note that if the assumed stock price of LACO on the Expiration Date exceeds the exercise price of the Eligible Option, then that particular option grant would not be an Eligible Option for the Exchange Program.
Note that no input is required for the Exchange Date as this date (unless extended by the Company) is fixed – September 22, 2009. Also, the remaining term will calculate automatically, therefore, no input is required for remaining term.

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